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Exhibit 99.3

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

        The following table sets forth the ratio of earnings to fixed charges and preferred stock dividend requirements for the periods indicated:

Years Ended December 31,
2003	2002	2001	2000	1999
1.8	1.1	1.3	1.4	1.7

        For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding preferred stock dividends and capitalized interest) to pretax income from continuing operations before adjustment for minority interest in income of consolidated partnership or equity in income of unconsolidated ventures plus distributions from equity investee. Fixed charges consist of interest costs, whether expensed or capitalized, preferred stock dividend requirements, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.

CALCULATION OF COMBINED RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK DIVIDEND REQUIREMENTS
(DOLLAR AMOUNTS IN THOUSANDS)

	Years Ended December 31,
	2003	2002	2001	2000	1999
EARNINGS:
Pretax income from continuing operations before adjustment for minority interests in income of consolidated partnership or equity in income of unconsolidated ventures	$124,670	$26,925	$61,784	$74,034	$100,488
Interest expense (including amortization of debt discount and issuing costs)	101,868	93,002	83,678	92,915	81,412
Distributions from equity investee	946	3,761	325	—	—
Interest component of rental expense	97	428	426	330	341

Total	$227,581	$124,116	$146,213	$167,279	$182,241

FIXED CHARGES:
Interest expense (including amortization of debt discount and issuing costs)	$101,868	$93,002	$83,678	$92,915	$81,412
Capitalized interest	4,266	3,733	2,635	436	126
Interest component of rental expense	97	428	426	330	341

Total	$106,231	$97,163	$86,739	$93,681	$81,879

PREFERRED DIVIDEND REQUIREMENTS	$21,170	$21,023	$22,639	$22,635	$22,777

TOTAL FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS	$127,401	$118,186	$109,378	$116,316	$104,656

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS	1.8	1.1	1.3	1.4	1.7

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  Exhibit 99.3
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS
CALCULATION OF COMBINED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS (DOLLAR AMOUNTS IN THOUSANDS)